Exhibit 10.3

FORM OF

TRANSITION SERVICES AGREEMENT

AGREEMENT made as of the [•] day of [•], 2018,

BY AND BETWEEN:	CANADIAN IMPERIAL BANK OF COMMERCE, a bank governed by the Bank Act (Canada) having its head office in Toronto, Ontario

(“CIBC”)

AND:	FIRSTCARIBBEAN INTERNATIONAL BANK LIMITED, a company incorporated under the laws of Barbados, having its registered address situate at Head Office, Warrens in St. Michael, Barbados

(“FCIB”)

Certain capitalized terms used herein are defined in Section 1.1 hereof.

WHEREAS, CIBC, through its subsidiary, CIBC Investments (Cayman) Limited (“CICL”), is the indirect owner of 91.67% of the issued and outstanding common stock of FCIB;

WHEREAS, it is anticipated that, following the date hereof, CICL will sell a portion of its shares of FCIB to the public pursuant to an offering on the New York Stock Exchange that will be registered with the U.S. Securities and Exchange Commission (the “IPO”);

WHEREAS, after the completion of the IPO, CIBC, indirectly through CICL, will remain the majority shareholder of FCIB, subject to future sales of FCIB shares by CICL;

WHEREAS, immediately prior to the date hereof, CIBC has provided Services (as defined below) to FCIB pursuant to the Cost-Reimbursement Agreement-Non-Regulatory dated February 5, 2013 and the Cost-Reimbursement Agreement dated February 5, 2013 between CIBC and FCIB (collectively, the “ICAs”);

WHEREAS, immediately prior to the date hereof, certain Third-Party Providers (as defined below) have provided Services to FCIB pursuant to agreements between CIBC and such Third-Party Providers (the “Third-Party Provider Agreements”); and

WHEREAS, the Parties wish to restate the ICAs in accordance with this Agreement in order to provide for (i) the continued provision of the Services, directly or through the Third-Party Providers, as applicable, during a transition period and (ii) to provide for CIBC’s provision of support to FCIB in connection with the transitioning of such Services to FCIB, to other third-party providers or to new agreements between FCIB and existing Third-Party Providers, as applicable, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the rights and duties set forth herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, CIBC and FCIB hereby agree as follow:

ARTICLE I

DEFINITIONS

1.1                               Definitions. For the purposes of this Agreement or any notice, consent, request, authorization, permission, direction or other communication required or permitted to be given under this Agreement, the following words and phrases have the following meanings, respectively, unless the context otherwise requires:

(a)                                 “50% Date” means the first date on which CIBC ceases to indirectly own at least 50% of the outstanding common stock of FCIB;

(b)                                 “Accessing Party” has the meaning set forth in Section 12.5(a);

(c)                                  “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental or Regulatory Authority or any federal, state, local, foreign or international arbitration or mediation tribunal;

(d)                                 “Affiliate” means any present or future entity which, either directly or indirectly, or through one or more intermediaries, controls, is controlled by or is under common control of or with a Party to this Agreement; provided, however, that for the purposes of this Agreement, no member of FCIB Group shall be considered an Affiliate of CIBC and none of CIBC or its Affiliates (in accordance with the foregoing) shall be deemed Affiliates of any FCIB Group member;

(e)                                  “Agreement” means this Transition Services Agreement, the Schedules and all Appendices attached to this Agreement as this Transition Services Agreement, the Schedules and such Appendices may be amended or supplemented from time to time in accordance herewith; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

(f)                                   “Appendices” has the meaning set forth in Section 18.6;

(g)                                  “Applicable Laws” means all present and future laws, statutes, regulations, treaties, judgments and decrees relating to this Agreement, and all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental or Regulatory Authority having authority over CIBC or members of the FCIB Group, the Services or this Agreement, including without limitation all applicable anti-money laundering laws;

(h)                                 “Business Continuity Plan” has the meaning set forth in Section 9.1;

(i)                                     “Business Day” means any day other than a Saturday, Sunday, or other day on which the principal commercial banks in Toronto, Ontario and Bridgetown, Barbados are closed for business during normal banking hours;

(j)                                    “Caribbean Region” means Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, British Virgin Islands, Cayman Islands, Curacao, Dominica, Grenada, Jamaica, St. Eustatius, St. Kitts and Nevis, St. Maarten, St. Lucia, St. Vincent and the Grenadines, the Turks and Caicos Islands, and Trinidad and Tobago;

(k)                                 “Caribbean Banking Regulator” means the central bank or a similar regulatory authority in one or more countries in the Caribbean Region;

(l)                                     “CIBC” has the meaning set forth in the preamble;

(m)                             “CIBC Indemnified Party(ies)” has the meaning set forth in Section 11.1;

(n)                                 “CIBC Project Leader” has the meaning set forth in Section 3.1(a);

(o)                                 “CICL” has the meaning set forth in the preamble;

(p)                                 “Continuing Arrangements” has the meaning set forth in Section 2.11(a);

(q)                                 “Confidential Information” means any and all Information of a Party, or with regard to CIBC, that of its Affiliates, and with regard to FCIB, that of the FCIB Group members, or customers, clients, licensors or third party service providers of the foregoing (“Disclosing Party”)) that has or will come into the possession or knowledge of the other Party, or with regard to CIBC, its Affiliates, and with regard to FCIB, the FCIB Group members (“Receiving Party”), in connection with or as a result of entering into this Agreement, in whatever form (including Personal Data), whether in oral, tangible or in documented form, excluding Information that is: (1) or becomes available to the public other than as a result of a disclosure by a Receiving Party in violation of this Agreement; (2) independently developed by the Receiving Party without any use of or reference to the Confidential Information of the Disclosing Party; or (3) received by the Receiving Party in good faith without an obligation of confidence of any kind from a third party (unless and until the Receiving Party has reason to believe that such Information is, was or becomes subject to an obligation of confidence of any kind); provided that all Personal Data constitutes Confidential Information under this Agreement;

(r)                                    “Claim” means any actual, threatened or potential civil, criminal, administrative, regulatory, arbitral or investigative demand, allegation, action, suit, investigation or proceeding or any other Claim or demand;

(s)                                   “Content” means all text, graphics, animation, audio and digital video components, other than the Software, that is either (i) created by CIBC pursuant to the terms of this Agreement for FCIB Group members pursuant to the Services or (ii) that is proprietary to the FCIB Group members and provided to CIBC by FCIB including, but not limited to, any data, marketing plans, hypertext-link, and HTML text;

(t)                                    “Cost Reimbursement Method” means reimbursement of CIBC for all reasonable costs, disbursements and expenses incurred in performing or procuring the Services under this

Agreement, including the costs associated with Personnel at the rates set forth in the Rate Card;

(u)                                 “Data Protection Laws” shall mean all Applicable Laws relating to data protection or privacy (including Applicable Laws relating to the confidentiality, collection, use, handling, processing, security, protection, transfer or free movement of personally identifiable information) relevant to a particular jurisdiction, including any country in which the Services are provided or received;

(v)                                 “Determination” has the meaning set forth in Section 4.2;

(w)                               “Disabling Procedures” has the meaning set forth in Section 12.5(c);

(x)                                 “Disclosing Party” has the meaning set forth in the definition of “Confidential Information”, above;

(y)                                 “Dispute” means any dispute, controversy, difference or Claim arising out of or in connection with this Agreement or the subject matter of this Agreement, including any questions concerning its existence, formation, validity, interpretation, performance, breach, expiration and termination;

(z)                                  “Effective Date” has the meaning set forth in Section 10.1;

(aa)                          “Executive Steering Committee” has the meaning set forth in Section 3.2(a);

(bb)                          “FCIB” has the meaning set forth in the preamble;

(cc)                            “FCIB Group” means collectively FCIB and its subsidiaries and branches located in the Caribbean Region on the Effective Date (and which, for clarity, excludes any businesses acquired (by purchase of assets, equity, or otherwise) by FCIB or any FCIB subsidiary after the Effective Date;

(dd)                          “FCIB Indemnified Party(ies)” has the meaning set forth in Section 11.2;

(ee)                            “FCIB Project Leader” has the meaning set forth in Section 3.1(a);

(ff)                              “FCIB Senior Management” means FCIB’s Board of Directors, the Boards of Directors of FCIB’s subsidiaries located in the Caribbean Region, senior management of FCIB and/or FCIB’s subsidiaries located in the Caribbean Region and/or FCIB’s Chief Executive Officer, as applicable;

(gg)                            “FCIB Service Arrangements” has the meaning set forth in Section 2.11(b);

(hh)                          “Force Majeure” means an event or occurrence affecting CIBC or FCIB, as applicable, which is beyond CIBC’s or FCIB’s (as the case may be) reasonable control (including without limitation, acts of God or the public enemy, flood, earthquake, storm, cyclone, tornado, hurricane, lightning, fire, explosion, epidemic, war, embargoes, riot or civil disturbances, sabotage, expropriation, confiscation or requisitioning of facility, change in policy or legislation, or any failure to perform on the part of any Third-Party Provider performing a Service);

(ii)                                  “Granting Party” has the meaning set forth in Section 12.5(a);

(jj)                                “Governmental or Regulatory Authority” means any national, provincial, state, county, municipal, quasi-governmental or self-regulatory department, authority, organization, agency, commission, board, tribunal, dispute settlement panel or body, bureau, official, minister, crown corporation, or court or other law, rule or regulation-making entity having jurisdiction over the Parties, the Services or this Agreement;

(kk)                          “Handle” or “Handling” means to receive, collect, use, store, process, record, disclose, transfer, retain, dispose of, destroy, manage or otherwise handle;

(ll)                                  “ICAs” has the meaning set forth in the preamble;

(mm)                  “Information” means material, information or data in any form or notation and however stored, fixed, expressed or embodied, if embodied in a material, tangible or electronic form, whether originals or copies;

(nn)                          “IPO” has the meaning set forth in the preamble;

(oo)                          “Law” means any federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental or Regulatory Authority;

(pp)                          “Liability” means any and all indebtedness, Claims, debts, taxes, liabilities, demands, causes of action, and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, without limitation, those arising under any Applicable Law, any Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking;

(qq)                          “Losses” means any and all damages, Claims, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments), costs and expenses (including interest, court costs, reasonable fees and expenses of lawyers, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any Claim, default or assessment);

(rr)                                “Master Resolution Agreement” means the Master Resolution Agreement between Canadian Imperial Bank of Commerce and certain of its Affiliates including FCIB, dated November 1, 2017, as amended from time to time;

(ss)                              “Month” means (i) in the case of the last month during the Term, the period commencing on the date after the last day of the previously completed month, and terminating on the date this Agreement is terminated or expires (whether this Agreement is terminated or expires at the end of the Term, any renewal term or pursuant to Article X), and (ii) in all other cases, each calendar month during the Term;

(tt)                                “New Service” has the meaning set forth in Section 2.3;

(uu)                          “Non-Control Date” means the date on which CIBC ceases to control FCIB for purposes of the Bank Act (Canada) as provided for in a written determination or approval from the Office of the Superintendent of Financial Institutions to CIBC or such earlier date as CIBC may designate in writing to FCIB;

(vv)                          “Omitted Services” has the meaning set forth in Section 2.2;

(ww)                      “Outcome” has the meaning set forth in Section 4.2;

(xx)                          “Parties” mean CIBC and FCIB; and “Party” means any one of them;

(yy)                          “Personal Data” information that is subject to Data Protection Laws;

(zz)                            “Personnel” means, with respect to CIBC, the employees and agents (including, but not limited to, subcontractors (if permitted by the underlying contract with respect to a Service)) of CIBC who are assigned to provide any Service provided by CIBC pursuant to this Agreement;

(aaa)                   “Pre-existing Content” has the meaning set forth in Section 16.5;

(bbb)                   “Project Leaders” has the meaning set forth in Section 3.1(a);

(ccc)                      “Rate Card” means that certain schedule of hourly rates for Personnel expected to perform Services hereunder sent via electronic mail by Jude Pinto to Esan Peters at [•] on [•], 2018.

(ddd)                   “Receiving Party” has the meaning set forth in the definition of “Confidential Information”, above;

(eee)                      “Records” means operating manuals, support manuals, service records, billing records and change and project records, in each case in physical or electronic form, that are (i) created, modified, maintained, or (ii) held, or (iii) created, modified, maintained and held, by CIBC in connection with the performance of Services pursuant to this Agreement;

(fff)                         “Replacement Service” has the meaning set forth in Section 2.4(a);

(ggg)                      “Representatives” means, with respect to CIBC, its Affiliates, and with respect to FCIB, the FCIB Group members , and directors, officers, employees, vendors, suppliers, providers, representatives and agents of the foregoing;

(hhh)                   “Schedules” has the meaning set forth in Section 2.1(b);

(iii)                               “Security Breach” has the meaning set forth in Section 12.5(f);

(jjj)                            “Service Extension” has the meaning set forth in Section 10.3;

(kkk)                   “Services” means such services, including services related to transition and separation, as the Parties may from time to time agree upon and that are set out in Schedules, as the same may be amended from time to time in accordance herewith, which Services include, without limitation, services provided by Third-Party Providers pursuant to the Third-Party Provider Agreements and may include New Services, Omitted Services, and Replacement Services;

(lll)                               “Software” means all computer code (both source and object) including, but not limited to, all operational instructions, scripts, commands, syntax, and the literal and non-literal expressions of ideas that operate, cause, create, direct, manipulate, access or otherwise affect the Content, whether created by CIBC or licensed from third parties by CIBC including, but not limited to any copyrights, trade-marks, tradenames, trade secrets and other intellectual or industrial property rights;

(mmm)       “Sponsor(s)” has the meaning set forth in Section 3.3(a);

(nnn)                   “Systems” has the meaning set forth in Section 12.5(a);

(ooo)                   “Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions, compulsory loans or similar charges in the nature of a tax including Canada Pension Plan contributions and equivalent contributions under provincial or foreign Applicable Law, employment insurance payments and workers compensation premiums, together with any installments, and any interest, fines, penalties, or addition to tax imposed by any Governmental or Regulatory Authority, whether disputed or not;

(ppp)                   “Term” has the meaning set forth in Section 10.1;

(qqq)                   “Termination Charges” means any and all fees or expenses (which may include wind-down costs, breakage fees, early termination fees or charges, or minimum volume make-up charges) payable by CIBC or a CIBC Affiliate to any Third Party Provider pursuant to a Third-Party Provider Agreement as a result of any early termination of a Service by an FCIB Group member under Section 10.2(b) of this Agreement;

(rrr)                            “Third-Party Provider Agreements” has the meaning set forth in the preamble;

(sss)                         “Third-Party Providers” has the meaning set forth in Section 2.1(a)(2);

(ttt)                            “Transition Period” means, with respect to any Service, the period beginning on the Effective Date and continuing until either (i) the end date set forth on the applicable Schedule relating to such Service, if any or (ii) if no end date is specified on the applicable Schedule for such Service, the end of the Term, in each case, subject to any extension to such end date in accordance with Article X; and

(uuu)                   “Transition Working Group” has the meaning set forth in Section 3.1(a).

1.2                               Headings. The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and should not affect or be used in the construction or interpretation of this Agreement.

ARTICLE II

SERVICES

2.1                               Provision of Services.

(a)                                 In accordance with the terms and subject to the conditions contained in this Agreement (including, for the avoidance of doubt, the Schedules):

(1)                                 CIBC shall use commercially reasonable efforts to continue providing or procure the continued provision of the Services provided directly by CIBC to or for FCIB and/or FCIB Group members immediately prior to the Effective Date, as such Services as described in the Schedules, and to provide support for the transition thereof, as and to the extent described in such Schedules; and

(2)                                 Subject to Sections 2.5(b), 2.6 and 16.3, CIBC shall use commercially reasonable efforts to continue providing or procure the continued provision of those Services provided under the Third-Party Provider Agreements identified on such Schedules to or for FCIB and/or FCIB Group members through one or more third party service providers and to provide support for the transition thereof, as and to the extent described therein (the “Third-Party Providers”).

(b)                                 The Services to be provided pursuant to this Agreement shall be set forth in various schedules, each of which will reference this Agreement and will be executed by a duly authorized officer of each of CIBC and FCIB (each, a “Schedule” and, collectively, the “Schedules”). The Parties acknowledge that they have been working together in good faith to mutually agree upon a written project plan for each of the Services identified on the Schedules. In addition to describing the Services subject thereto, each Schedule is intended to address (i) the applicable Third-Party Provider Agreement, if any, (ii) the actions CIBC and FCIB shall take to allow FCIB to replace or migrate away from the Service by the end of the Transition Period, (iii) any inter-dependence between the actions contained in any of the various Schedules, (iv) timelines for conclusion of the actions and separation activities described on the Schedules, (v) the Transition Period, (vi) names and contact particulars of Project Leaders, and (vii) any additional reasonable assistance either Party requires from the other in connection with completion of transition and separation activities described on the Schedules.

(c)                                  To the extent that any Schedule provides for any obligations on the part of FCIB, FCIB shall perform such obligations as set forth in such Schedule.

(d)                                 Each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters necessary for, or in connection with, the provision of Services under this Agreement and the Schedules.

2.2                               Omitted Services. Subject to Sections 2.5(b) and 16.3, in the event that FCIB reasonably requests that CIBC provide or procure the provision of any service that was provided to or procured for a FCIB Group member prior to the Effective Date and that is reasonably necessary for such FCIB Group member to carry on its business in the same form in which such business was conducted prior to the Effective Date, but is not listed on the Schedules (each, an “Omitted Service”), then:

(i)                                     in the event such Omitted Service is provided directly by CIBC and not through a Third-Party Provider, CIBC may continue to provide such Omitted Service, the cost for such Omitted Service to be calculated in accordance with Article IV and the Parties shall work together in good faith to enter into a written amendment to this Agreement, amending the applicable Schedule to reflect such Omitted Service, or entering into a new Schedule to reflect such Omitted Service and such amendment or new Schedule shall be deemed to be part of this Agreement and such Omitted Services shall be deemed to be part of the Services from and after the effective date of such amendment or the new Schedule;

(ii)                                  in the event such Omitted Service is not provided directly by CIBC, CIBC may provide or procure the provision of such Omitted Service to or for FCIB or FCIB Group members on terms to be negotiated by the Parties in good faith, the cost for such Omitted Service to be calculated in accordance with Article IV, unless such Omitted Service is readily and expeditiously available to FCIB or FCIB Group Members from a provider other than CIBC, and the Parties shall work together in good faith to enter into a written amendment to this Agreement, amending the applicable Schedule to reflect such Omitted Service, or entering into a new Schedule to reflect such Omitted Service and such amendment or new Schedule shall be deemed to be part of this Agreement and such Omitted Services shall be deemed to be part of the Services from and after the effective date of such amendment or the new Schedule;

(iii)                               For greater certainty, CIBC shall not be required to provide or procure the provision of any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide or procure the provision of such Omitted Service or if the provision or procurement of such Omitted Service would significantly disrupt the operations of CIBC’s or its Affiliates’ businesses.

Any Omitted Services for which FCIB, on behalf of itself or any FCIB Group Member, seeks provision from CIBC must be identified by notice from FCIB to CIBC no later than one hundred and eighty (180) days from the Effective Date.

2.3                               New Services. In the event that FCIB reasonably requests that CIBC provide or procure the provision of any service that was not provided or procured for a FCIB Group member prior to the Effective Date and that is reasonably necessary for a FCIB Group member to carry on its business in the same form in which such business was conducted prior to the Effective Date, but such service is not listed on the Schedules (each, an “New Service”), then, in the event CIBC agrees to provide such New Service (either directly or through a Third-Party Provider), the Parties shall work together in good faith to enter into a written amendment to this Agreement, amending the applicable Schedule to reflect such New Service, or entering into a new Schedule to reflect such New Service and such amendment or new Schedule shall be deemed to be part of this Agreement and such New Services shall be deemed to be part of the Services from and after the effective date of such amendment or the new Schedule.

2.4                               Replacement Services.

(a)                                 If CIBC is unable to, or unable to continue to, provide or procure the provision of any Service described or listed on any one or more of the Schedules by an event of Force Majeure, CIBC shall promptly notify FCIB and CIBC shall use commercially reasonable efforts to promptly provide to or procure for FCIB substantially equivalent services and support in accordance with the terms and conditions of the applicable Schedule, including costs in accordance with the Rate Card (such service and support, a “Replacement Service”). In the event that CIBC is required to provide or procure a Replacement Service, the Parties will reasonably cooperate in good faith to amend the applicable Schedule and will enter into an amendment to this Agreement, amending the applicable Schedule to reflect such Replacement Service, and the amendment shall be deemed to be part of this Agreement and the Replacement Service shall be deemed to be part of Services from and after the effective date of such amendment.

2.5                               Standard of Performance; Scope of Service.

(a)                                 Except as explicitly set forth in any Schedule, and provided CIBC is not restricted by an existing contract with a third party or by Applicable Law, CIBC shall continue providing or procure the continued provision of the Services it has agreed to provide or procure hereunder up to substantially the same standards of quality (including, but not limited to, performance standards and service level agreements (if any)) and availability at which such Services were provided prior to the Effective Date, and in any event, no less than the standard of quality for like services provided by CIBC to CIBC Affiliates, unless otherwise agreed to by the Parties in writing.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, CIBC shall not be obligated to provide or procure the provision of, or cause any of its subsidiaries to provide or procure the provision of, any Service or license to the extent the provision of such Service or license (i) would violate any agreement or license with a third party to which CIBC is subject; or (ii) would violate any Applicable Law; or (iii) is not generally provided by CIBC to CIBC Affiliates. CIBC shall use commercially reasonable efforts to make or obtain any approvals, agreements, permits, consents, waivers and licenses from any third parties that are necessary to permit CIBC to provide or procure the provision of the applicable Services and licenses under this Agreement; provided that, to the extent CIBC incurs any cost or expense in connection with obtaining any such approvals, agreements, permits, consents, waivers and licenses and provides reasonable evidence of such costs or expenses, the Parties shall work together in good faith to allocate such costs between the Parties in writing. In addition, any Services provided pursuant to a Third-Party Provider Agreement shall be subject to any limitations set forth in such Third-Party Provider Agreement between CIBC and the applicable Third-Party Provider, and FCIB shall comply with the duties, including use restrictions and nondisclosure obligations, imposed on CIBC by such Third-Party Provider Agreement.

2.6                               Third-Party Providers.

(a)                                 As specified in Section 2.1(a)(2) and subject to Section 2.6(c), CIBC shall procure the provision of the Services described on the Schedules that are, as of the Effective Date, provided by a Third-Party Provider pursuant to a Third-Party Provider Agreement. Notwithstanding anything in this Agreement to the contrary, CIBC shall use commercially reasonable efforts to cause each Third-Party Provider performing Services to adhere to the terms and conditions of the Third-Party Provider Agreement in performing such Services.

(b)                                 CIBC shall use commercially reasonable efforts to manage its relationships with any Third-Party Provider providing Services to a FCIB Group member hereunder.

(c)                                  Anything to the contrary notwithstanding, CIBC shall not be responsible for managing any aspect of any relationship with any Third-Party Provider to the extent that a member of the FCIB Group has been responsible for managing such aspect of such relationship prior to the Effective Date.

2.7                               CIBC’s Employees.

(a)                                 With respect to Services provided directly by CIBC to FCIB or FCIB Group members (as opposed to Services provided directly by or through a Third-Party Provider), CIBC shall be responsible for selecting and supervising in good faith the Personnel who will provide any particular Service and providing all administrative support with respect to such Personnel. CIBC shall be responsible for ensuring that the Personnel it selects to provide Services hereunder have all requisite licenses and qualifications required to provide such Services.

(b)                                 No provision of this Agreement is intended or shall be deemed to have the effect of placing the management or policies of the FCIB Group under the control or direction of CIBC, or vice versa, including the management of any Personnel.

2.8                               Disclaimer of Warranties. Except as otherwise expressly set forth in this Agreement, (a) CIBC specifically disclaims all warranties of any kind, express or implied, arising out of or related to this Agreement, including any implied warranties of merchantability and fitness for a particular purpose, with respect to the Services, (b) CIBC makes no representations or warranties as to the quality, suitability or adequacy of the Services provided by CIBC or any Third Party Provider for any purpose or use and (c) no information or description concerning the Services, whether written or oral, shall in any way alter the Services to be provided under this Agreement, including the scope, level of service or other attributes with respect to any Service.

2.9                               Limitation on the Provision of the Services. The Services provided by CIBC to FCIB pursuant to this Agreement will be subject to the following limitations:

(a)                                 FCIB Oversight. All material decisions on the part of FCIB and FCIB Group members regarding the Services will be made by FCIB Senior Management or their designees at meetings held in Barbados or in the Caribbean Region in adherence with the quorum and attendance requirements described in FCIB’s by-laws and FCIB Group members’’ by-laws, or memoranda or articles of association as the case may be, and without limiting the generality of the foregoing, FCIB Senior Management will have all oversight responsibility and accountability for determining, communicating, directing, monitoring, implementing, and supervising all such Services to be performed on behalf of FCIB and the FCIB Group members by CIBC.

(b)                                 Not Acting as Agent of FCIB. CIBC acknowledges and agrees that it is not authorized to act as agent for FCIB or any FCIB Group member, including, without limitation, in respect of transactions with clients of FCIB or FCIB Group members and does not have any authority to, nor will this Agreement imply or extend any right to CIBC to: (i) solicit, negotiate or execute transactions with clients of FCIB or FCIB Group members as agent for FCIB and/or FCIB Group members; (ii) amend, modify or enter into an agreement in the name of FCIB or of any FCIB Group member or on behalf of FCIB or of any FCIB Group member in respect of a transaction with a client of FCIB or of any FCIB Group member; (iii) institute any legal proceedings on behalf of FCIB or of any FCIB Group member or settle any legal proceedings taken out against FCIB or any FCIB Group member or seek declaratory judgment in respect of such transactions; or (iv) represent to a client of FCIB or of any FCIB Group member that it has the authority to do any of the foregoing in respect of such transactions.

CIBC acknowledges that FCIB employees and all FCIB Group members’ employees will be directly supervised by and remain subordinate to management of FCIB and the applicable FCIB Group member, respectively, and CIBC has no right to provide approvals or enforce instructions to FCIB employees or FCIB Group members’ employees in respect of advice or recommendations provided by CIBC to FCIB in connection with Services performed for FCIB and/or FCIB Group members.

2.10                        Master Resolution Agreement. The Parties agree and acknowledge that, for so long as FCIB remains part of the “CIBC Group” within the meaning of the Master Resolution Agreement (i) the Master Resolution Agreement shall remain in effect, (ii) the Services hereunder constitute “Services” within the meaning of the Master Resolution Agreement and CIBC, in its capacity hereunder is a “Service Provider,” within the meaning of the Master Resolution Agreement, of the Services to FCIB Group members hereunder (iii) this Agreement and the provision of the Services hereunder are, and shall be, subject to the Master Resolution Agreement in all respects and (iv) in the event of any conflict between the terms of this Agreement and the terms of the Master Resolution Agreement, the terms of the Master Resolution Agreement shall control.

2.11                        Certain Additional Arrangements.

(a)                                 Appendix A hereto sets forth certain agreements and arrangements pursuant to which CIBC and/or its Affiliates provide services to members of the FCIB Group as of the Effective Date (collectively, “Continuing Arrangements”).  The Parties agree that, except as otherwise provided on Appendix A (i) such Continuing Arrangements shall, subject to the remaining provisions of this Section 2.11(a), remain in effect in accordance with their terms (in the case of those Continuing Arrangements subject to contract) or in accordance with the Parties’ past practice (in the case of those Continuing Arrangements not subject to contract); and (ii) during the period from the Effective Date until October 31, 2018, the Parties will mutually evaluate each Continuing Arrangement and determine whether to continue such Continuing Arrangement in accordance with their terms, terminate such Continuing Arrangement or modify such Continuing Arrangement; provided, however, if the Parties have not reached such determination with respect to any Continuing Arrangement by October 31, 2018, such Continuing Arrangement shall terminate and the Parties shall execute, or cause their applicable Affiliate to execute, such further agreement(s) or instrument(s) as may be necessary to effect such termination.

(b)                                 Appendix B hereto sets forth certain agreements and arrangements pursuant to which members of the FCIB Group provide services to certain Affiliates of CIBC as of the Effective Date (collectively, “FCIB Service Arrangements”).  The Parties agree that (i) such FCIB Service Arrangements shall, subject to the remaining provisions of this Section 2.11(b), remain in effect in accordance with their terms (in the case of those FCIB Service Arrangements subject to contract) or in accordance with the Parties’ past practice (in the case of those FCIB Service Arrangements not subject to contract); (ii) following the Effective Date, the Parties will take such actions in furtherance of the discontinuance or transition of such FCIB Service Arrangements as are specified on Appendix B.

ARTICLE III

GOVERNANCE

3.1                               Transition Working Groups.

(a)                                 For each Service listed on the Schedules, CIBC and FCIB have established a joint transition working group (each, a “Transition Working Group”), which is comprised of at least (i) one (1) project leader from CIBC, who shall have authority to act on CIBC’s behalf with respect to the Service (the “CIBC Project Leader”) and (ii) one (1) project leader from FCIB, who shall have authority to act on FCIB’s behalf with respect to the Service (the “FCIB Project Leader”) and together with the CIBC Project Leader, the “Project Leaders”). The Project Leaders may appoint additional employees of CIBC or FCIB with specific knowledge of and familiarity with the requirements of the Service to the applicable Transition Working Group.

(b)                                 Each Transition Working Group’s primary responsibilities include:

(1)                                 monitoring and coordinating the provision and receipt of the Service;

(2)                                 managing any issues arising from the Service, including, but not limited to, using commercially reasonable efforts to resolve Disputes with respect to the Service, including Disputes involving invoices and the provision of Replacement Services, Omitted Services and/or New Services (if any); and

(3)                                 overseeing the Parties’ progress in transferring from the Service, including, but not limited to, ensuring that CIBC and its Affiliates and FCIB and FCIB Group members, respectively, are taking the actions described on the Schedules and achieving key milestones in order to replace or migrate away from the Service by the end of the Transition Period.

(c)                                  Each Transition Working Group will meet in person or through teleconference at the frequency set out in each applicable Schedule or otherwise at a frequency agreed upon by the Parties, acting reasonably, during the Transition Period of the Service to discuss any matters relating to the Services for which it is responsible.

(d)                                 Each of CIBC and FCIB shall have the right at any time to replace its Project Leader by advising the other Party in writing (including by email) of such replacement.

3.2                               Executive Steering Committee.

(a)                                 CIBC and FCIB will establish an executive steering committee (the “Executive Steering Committee”), which shall comprise (i) one (1) member of executive management with decision-making authority from CIBC, being as of the Effective Date, Jude Pinto or his or her designate and (ii) one (1) member of executive management with decision-making authority from FCIB, being as of the Effective Date, Esan Peters or his designate.

(b)                                 To the extent a Transition Working Group is unable to agree on a course of action with respect to a decision or Dispute arising under a Service, the Transition Working Group shall promptly notify the Executive Steering Committee in writing (including by email) and the Executive Steering Committee will meet, in person or through teleconference, to address such decision or Dispute; provided that the Executive Steering Committee shall, as promptly as practicable but in no event later than fifteen (15) Business Days after receiving notice from the Transition Working Group, convene a meeting (which may be by telephone) after receiving written notice (including by email) from the Transition Working Group that a decision or resolution of a Dispute is needed with respect to a Service. The Executive Steering Committee shall use commercially reasonable efforts to make such required decision or resolve such Dispute by unanimous agreement. To the extent the Executive Steering Committee deems it appropriate, the Executive Steering Committee may consult with and consider input from the Transition Working Group in coming to any decision or resolving any Dispute with respect to a Service. To the extent the Executive Steering Committee is unable to agree on a course of action with respect to a decision or Dispute arising under a Service, the Executive Steering Committee, it shall proceed in accordance with Section 3.3

(c)                                  Each of CIBC and FCIB shall have the right at any time, and from time to time, to replace its executive management member of the Executive Steering Committee by advising the other Party in writing (including by email) of such replacement.

3.3                               Senior Executive Sponsors.

(a)                                 Each of CIBC and FCIB will appoint a sponsor (the “Sponsor(s)”) which shall be (i) a senior executive with decision making authority from CIBC, being as of the Effective

Date, Kevin Patterson or his designate and (ii) a senior executive with decision making authority from FCIB, being as of the Effective Date, Gary Brown or his designate.

(b)                                 To the extent the Executive Steering Committee is unable to agree on a course of action with respect to a decision or Dispute arising under a Service, the Executive Steering Committee shall immediately notify the Sponsors in writing (including by email) and the Sponsors will meet, in person or through teleconference, to address such decision or Dispute; provided that the Sponsors shall, as promptly as practicable but in no event later than fifteen (15) Business Days after receiving notice from the Executive Steering Committee, convene a meeting after receiving written notice (including by email) from the Executive Steering Committee that a decision or resolution of a Dispute is needed with respect to a Service. The Sponsors shall use their commercially reasonable efforts to make such required decision or resolve such Dispute. To the extent the Sponsor deems it appropriate, the Sponsor may consult with and consider input from the Executive Steering Committee in coming to any decision or resolving any Dispute with respect to a Service.

(c)                                  Each of CIBC and FCIB shall have the right at any time, and from time to time, to replace its Sponsor by advising the other Party in writing (including by email) of such replacement.

3.4                               Board Reporting.  The Parties agree that they will work together to update FCIB’s board of directors on a quarterly basis regarding the Parties’ progress in achieving the key milestones that are required in order for FCIB to migrate away from each Service by the end of its Transition Period.

ARTICLE IV

COSTS, DISBURSEMENTS AND EXPENSES

4.1                               Costs, Disbursements and Expenses. Unless otherwise specified in the applicable Schedule, FCIB will reimburse CIBC in connection with the Services in accordance with the Cost Reimbursement Method and as provided in the applicable Schedule or as may be otherwise agreed to by the Parties, in writing, from time to time. The amounts payable for the Services under a Schedule shall be computed on a monthly basis unless otherwise set out in such Schedule.

4.2                               The Parties have determined that the Cost Reimbursement Method represents the most appropriate transfer pricing methodology under the circumstances. The transfer pricing methodology will be reviewed not less than once each fiscal year to ensure that it reflects an arm’s length transfer price. The Parties agree that should a taxing authority of any competent jurisdiction determine that the amount payable for any of the Services does not accurately reflect the arm’s length transfer price of such Service (the “Determination”), and

(a)                                 no affected Party objects to or appeals the Determination;

(b)                                 the affected Parties and the relevant taxing authority or authorities agree upon an arm’s length transfer price for such Service in final settlement of a dispute regarding the

Determination; or

(c)                                  a court or tribunal of competent jurisdiction issues a final judgment or ruling confirming a Determination in whole or in part,

then the transfer price shall be increased or decreased to reflect such Determination, settlement, judgment or ruling (collectively, “Outcome”). Notwithstanding the foregoing, any transfer pricing increase or decrease made to reflect such an Outcome may or may not require a cash payment, in the discretion of CIBC, provided however that:

(a)                                 no payment may be required unless the Outcome was pursuant to a Determination settlement, judgment or ruling made by a taxing authority of Canada;

(b)                                 any such payment shall not exceed the actual Liability of the affected Party in respect of Taxes resulting from the additional income or profits imputed by the relevant Outcome to which the payment relates; and

(c)                                  the payments required under this Section 4.2 shall not collectively exceed three million United States Dollars ($3,000,000).

4.3                               Invoicing and Payment. CIBC shall provide FCIB with monthly invoices for the amounts due under this Agreement, which shall be paid by FCIB within forty-five (45) days after receipt of the invoices. Each invoice shall specify the Schedule(s) and Services to which the invoiced amounts thereon relate, including whether such Service is project-related or ongoing.

4.4                               Disputed Charges; Request for Information. FCIB agrees to pay all amounts due which are not disputed in good faith on the due date. In the event that FCIB disputes in good faith:

(i)                                     any amounts previously paid by FCIB it shall, within ninety (90) days of payment, or

(ii)                                  a particular invoiced amount it shall, within fourteen (14) days before the due date for payment,

provide CIBC with a statement setting out the particular invoice, the amount disputed, the reasons why FCIB is disputing the invoiced amount and request CIBC to provide documentation to verify the invoiced amount. During the investigation process and until the determination of the dispute, with regard to any unpaid invoice FCIB may withhold the payment of that particular invoiced amount. Upon conclusion of the investigation process and determination of the dispute, in the event (i) FCIB has overpaid any amount to CIBC, FCIB may set off that amount against any amounts payable pursuant to any then current or future invoice payable to CIBC, or (ii) the particular invoiced amount is incorrect, CIBC shall cancel the invoice and issue a corrected invoice.

4.5                               Taxes.

(a)                                 The Parties will cooperate with each other to enable each Party to determine its Liabilities in respect of Taxes accurately and to reduce such liabilities to the extent permitted by Applicable Law. Without limiting the generality of the foregoing, each Party will provide to the other any resale certificates, exemption certificates, information regarding out-of-province or out-of-country use of equipment and services, and such other similar Information as the other Party may reasonably request.

(b)                                 FCIB shall be responsible for all Taxes applicable to the Services. If FCIB is compelled to deduct or withhold any Taxes from the payments for amounts due under this Agreement, FCIB will pay to CIBC such additional amounts as are necessary to ensure receipt by CIBC of the full amount which CIBC would have received but for the deduction or withholding; provided, that CIBC will use commercially reasonable efforts to cooperate with FCIB and its advisors, as applicable, to mitigate, reduce or eliminate such deduction or withholding; and provided further, that should CIBC receive a refund (whether by way of payment, credit, offset or reduction in Liability with respect to Taxes) for any Taxes for which it has been grossed-up pursuant hereto, CIBC shall promptly pay to FCIB an amount equal to such refund.

ARTICLE V

RECORDS

5.1                               Records. During the Term of this Agreement, CIBC agrees that it will take reasonable action to hold copies of all Records, and that it will safeguard all such Records using the same standard of care that CIBC would use to protect its own similar information.

5.2                               Return of Information.  Upon the cessation or termination of a particular Service, CIBC will promptly return to FCIB all Records relating to such Service retained by CIBC pursuant to Section 5.1 and specified FCIB, unless otherwise directed by FCIB in writing.

5.3                               Access to Records. Upon the request of a Governmental or Regulatory Authority or a Caribbean Banking Regulator having jurisdiction over FCIB, or upon FCIB’s request and then at FCIB’s own expense, CIBC will deliver the Records and other Information relating to the Services performed by CIBC pursuant to this Agreement to FCIB and requested by FCIB, in a format reasonably acceptable to FCIB. In addition, CIBC shall cooperate with FCIB in determining what Records and Information CIBC may have that may be relevant to such request.  Upon CIBC’s request and at CIBC’s own expense, FCIB Group members will deliver such copies of data, records, reports, documents and other Information relating to the Services and this Agreement as CIBC may reasonably require in connection with its performance of this Agreement in a format reasonably acceptable to CIBC.

5.4                               Destruction of Records. Subject to prior satisfaction of its obligations pursuant to Section 5.2 hereof, and unless prohibited from doing so by Applicable Law, CIBC will destroy or otherwise dispose of all data, records, (including Records), reports, documents and other Information relating to the Services performed by directly by CIBC pursuant to this Agreement in accordance with CIBC’s record retention policies.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1                               Representations, Warranties and Covenants of CIBC. CIBC represents, warrants and covenants to and in favour of FCIB that:

(a)                                 CIBC has all necessary power, capacity and authority to enter into this Agreement;

(b)                                 CIBC has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(c)                                  this Agreement has been duly executed and delivered by CIBC and is a valid and binding obligation of CIBC enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other legislation affecting creditors’ rights generally; and

(d)                                 CIBC will comply with, and be responsible for compliance of CIBC Affiliates with, all Applicable Laws in the exercise of CIBC’s rights and performance of CIBC’s obligations under this Agreement.

6.2                               Representations, Warranties and Covenants of FCIB. FCIB represents, warrants and covenants to and in favour of CIBC that:

(a)                                 FCIB has all necessary power, capacity and authority to enter into this Agreement;

(b)                                 FCIB has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(c)                                  this Agreement has been duly executed and delivered by FCIB and is a valid and binding obligation of FCIB enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other legislation affecting creditors’ rights generally; and

(d)                                 FCIB will comply with, and be responsible for compliance of FCIB Group members with, all Applicable Laws in the exercise of FCIB’s rights and performance of FCIB’s obligations under this Agreement.

ARTICLE VII

FORCE MAJEURE

7.1                               Notice of an Event of Force Majeure. If either Party is prevented from, or delayed in performing any of its obligations under this Agreement by an event of Force Majeure, the Party claiming the event of Force Majeure will promptly notify the other Party by telephone (which does not include, for greater certainty, leaving a voicemail message), and by follow-up written notice within three (3) Business Days of such Party becoming aware of the potential nonperformance or delay, of the particulars of the event of Force Majeure including reasonable details of the nature of the event, its expected duration and the obligations under the Agreement that will be affected by the event. The Party claiming the event of Force Majeure will continue to furnish reasonable reports with respect to the Force Majeure to the other Party on a timely basis prior to and during the continuance of the event of Force Majeure.

7.2                               Commercially Reasonable Efforts to Mitigate. The Party claiming the event of Force Majeure will, during the continuance of such event of Force Majeure, use commercially reasonable efforts to mitigate and minimize the effects of such event of Force Majeure, to reduce and minimize any ensuing delay or interruption in the performance of its obligations under this Agreement, and to recommence performance of its obligations under this Agreement whenever and to whatever extent possible without delay. For greater certainty, where an event of Force Majeure affects performance of the obligations of both Parties under this Agreement, both Parties may claim the same event of Force Majeure for the purpose of this Article VII.

7.3                               Consequences of an Event of Force Majeure. Subject to the limitations set out below, during the occurrence of an event of Force Majeure, the obligations of the Party claiming an event of Force Majeure, to the extent that its obligations cannot be performed or are delayed as a result of such event of Force Majeure, will be suspended, and such Party will not be considered to be in breach or default under this Agreement, for the period of such occurrence. No obligation of either Party that existed prior to the event of Force Majeure causing the suspension of performance will be excused as a result of the Force Majeure, unless such obligation is a continuing obligation the performance of which is affected by the event of Force Majeure.

7.4                               Establishing an Event of Force Majeure. The Party claiming that an event of Force Majeure has occurred will bear the burden of proving the existence of such event of Force Majeure and the consequences of the event.

7.5                               Termination following an Event of Force Majeure. If performance of CIBC’s obligations under this Agreement is not resumed within thirty (30) days (or such longer period as may be agreed, in writing, by the Parties) after the occurrence of the event of Force Majeure FCIB may terminate all of the Services or a specified Service(s) immediately by written notice to CIBC.

ARTICLE VIII

AUDIT

8.1                               Audit.

(a)                                 Once in each twelve (12) month period of the Term FCIB may provide CIBC with reasonable written notice that it requires its independent auditors to conduct an audit of CIBC’s processes, operations, systems and management controls relevant to the performance of the Services provided by CIBC under this Agreement. CIBC may require FCIB’s independent auditors to execute a non-disclosure agreement in a form acceptable to CIBC prior to carrying out the audit.

(b)                                 At any time during the Term, the Governmental or Regulatory Authorities having jurisdiction over FCIB will have the right, at any time required by such Governmental or Regulatory Authorities, to audit the performance by CIBC of its obligations under this Agreement, and CIBC will cooperate promptly with such an audit request.

(c)                                  At any time during the Term, the Governmental or Regulatory Authorities having jurisdiction over CIBC will have the right, at any time required by such Governmental or

Regulatory Authorities, to audit the performance by FCIB of its obligations under this Agreement, and FCIB will cooperate promptly with such an audit request.

8.2                               Assistance. Subject to this Article VIII, CIBC shall arrange for FCIB’s auditors to have access to CIBC’s premises and any necessary documentation and Information and for employees to reasonably cooperate with such audit.

8.3                               Limitations. FCIB’s independent auditors shall only have the right to access the information of FCIB and information relating to the Services provided directly by CIBC to FCIB, and FCIB’s independent auditors shall not access any other information of CIBC or its Affiliates or any of CIBC’s other customers without the express written consent of CIBC (which consent may be withheld in CIBC’s sole discretion).

8.4                               Costs. All costs and expenses of any audit conducted pursuant to this Article VIII shall be borne by the Party requesting such audit or, in the case of an audit by a Governmental or Regulatory Authority, the Party regulated by such Governmental or Regulatory Authority and the Party responsible for such costs and expenses shall promptly reimburse the audited party for its documented out-of-pocket costs and expenses incurred in relation to such audit.

ARTICLE IX

BUSINESS CONTINUITY PLAN

9.1                               Business Continuity Plan. CIBC shall be responsible for having a documented and tested disaster recovery plan (“Business Continuity Plan”) for a Service, if specified in the Schedule to which such Service relates. CIBC shall provide to FCIB at its reasonable request for the purpose of responding to questions concerning any CIBC Business Continuity Plan, one or more representatives who are knowledgeable and experienced about the Business Continuity Plan, the manner in which it is tested and the manner in which it would be implemented if a disaster occurred.

ARTICLE X

TERM AND TERMINATION

10.1                        Effectiveness; Term. This Agreement shall become effective upon the date on which the IPO is completed (the “Effective Date”) and will continue until the end of the three (3) year period following the Effective Date (the “Term”), unless earlier terminated in accordance with this Article X. Except as otherwise provided in the Schedule applicable to a particular Service, such Service will be provided for the duration of the applicable Transition Period, until such time as such Service is terminated prior to the expiration of the Transition Period in accordance with Section 10.2(b), or until the end of the Term, whichever is earlier.

10.2                        Termination.

(a)                                 Subject to Section 2.9, this Agreement may be terminated prior to the end of the Term:

(1)                                 By CIBC or FCIB immediately upon the material breach of this Agreement by the other Party if such material breach is capable of being cured and is not cured by the breaching Party within thirty (30) days after written notice thereof to the breaching Party;

(2)                                 By either Party if required by Applicable Law or Governmental or Regulatory Authority having jurisdiction over such Party;

(3)                                 Upon the mutual written agreement of the Parties; or

(4)                                 By either Party upon written notice to the other Party upon the expiration of all Transition Periods hereunder.

(b)                                 Subject to Section 10.2(c), any particular Service (including any Omitted Service, Replacement Service and/or New Service) provided pursuant to this Agreement may be terminated prior to the end of the applicable Transition Period by FCIB, as long as FCIB provides CIBC written notice of such termination at least ninety (90) days prior to any such termination; further provided that FCIB will be responsible for Termination Charges (if any) associated with FCIB’s termination of any Services under this Section 10.2(b).

(c)                                  If FCIB elects to terminate any particular Service pursuant to Section 10.2(b), and CIBC reasonably determines and provides FCIB or FCIB Group members with written notice prior to the termination of such Service that such termination will adversely affect the ability of CIBC to provide any other Service or portion of any other Service in any material respect, the Parties shall negotiate in good faith to amend the applicable Schedule relating to such affected continuing Service. If the Parties enter into an amendment to this Agreement amending the applicable Schedule to reflect the affected Service, such amendment shall be deemed to be part of this Agreement and the Services shall be amended from and after the effective date of such amendment. Each of CIBC and FCIB agree to each use commercially reasonable efforts to minimize the impact of the termination of any Service on the remainder of this Agreement.

10.3                        Extension of Transition Period. In connection with the termination of any Service, if FCIB reasonably determines that it will require such Service to continue beyond the applicable Transition Period, FCIB may request that CIBC extend such Service (any such extension, a “Service Extension”) for a period of up to one hundred eighty (180) days beyond the scheduled termination of such Service by written notice to CIBC no less than thirty (30) days prior to the date of such scheduled termination, and CIBC shall consider any such request in good faith; provided, however, that (i) if one (1) or more Service Extensions have been made prior to the 50% Date, no further Service Extension shall be permitted following the 50% Date other than pursuant to an amendment to this Agreement in accordance with Section 18.8; and (ii) no Party shall be obligated to agree to any Service Extension, including because, after good-faith negotiations between CIBC and FCIB, CIBC and FCIB fail to reach an agreement with respect to the terms thereof or because CIBC is not permitted pursuant to Applicable Law to provide the applicable Service; provided, further, that CIBC shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by CIBC, using commercially reasonable efforts.  In no event will CIBC be required to provide Services to FCIB where the provisions of such Services may result in violation by CIBC of the terms and conditions of the underlying Third Party Provider Agreement.  In the event that CIBC agrees to provide a Service Extension, the Parties will reasonably cooperate in good faith to revise the applicable Schedule and will enter into an amendment to this Agreement, amending the applicable Schedule to reflect such Service Extension, including any adjustments to the compensation owed to CIBC during the proposed extension, and such Service Extension shall be deemed to be part of this Agreement and the Services from and after the effective date of such amendment.

10.4                        Effect of Termination or Expiration.

(a)                                 In the event of the expiration or termination of this Agreement as provided in this Article X, the provisions of this Agreement requiring performance or fulfilment after the expiration or termination of this Agreement, including this Section 10.4, Article I, Section 2.8 (Disclaimer of Warranties), Section 4.5 (Taxes) Article V, Article XI, Article XII, Article XIII, Article XVI (except Section 16.3) and Article XVIII, shall survive the expiration or termination (as the case may be) of this Agreement. Upon the expiration or termination of this Agreement, CIBC shall have no further obligation to provide, or cause to be provided, any of the Services, and FCIB shall promptly pay all costs, expenses and fees (including Termination Charges, if any) in respect of Services provided prior to the expiration or termination of this Agreement (which costs shall be pro-rated where possible). The expiration or termination of this Agreement will not terminate, affect or impair any rights, obligations, or liabilities of any Party that have accrued prior to the effective date of such expiration or termination or which under the terms of this Agreement continue after expiration or termination.

(b)                                 Upon the termination or expiration of any Service pursuant to this Agreement, CIBC shall have no further obligation to provide, or cause to be provided, such Service, and FCIB and FCIB Group members shall promptly pay all costs, expenses and fees properly due in respect of such Service prior to the termination of this Agreement (which costs shall be pro-rated where necessary). The termination or expiration of any Service will not terminate, affect or impair any rights, obligations, or liabilities of any Party that have accrued prior to the effective date of such termination or expiration which under the terms of this Agreement continue after termination or expiration.

ARTICLE XI

LIABILITY AND INDEMNIFICATION

11.1                        FCIB Indemnification of CIBC.   Subject to Sections 11.3, 11.4 and 11.5, FCIB shall indemnify, defend and hold CIBC and its Affiliates and each of their respective, directors, officers and employees (collectively, the “CIBC Indemnified Parties”), harmless from and against any and all Losses arising in connection with this Agreement.  The foregoing shall constitute FCIB’s sole and exclusive monetary Liability with respect to this Agreement.  Notwithstanding anything to the contrary in this Agreement, CIBC hereby waives and releases FCIB from Liability, in contract, tort or otherwise, for all Losses incurred or suffered by the CIBC Indemnified Parties, other than any Losses that are subject to indemnification under this Section 11.1.

11.2                        CIBC Indemnification of FCIB. Subject to Sections 11.3, 11.4 and 11.5, CIBC shall indemnify, defend and hold the FCIB Group members and each of their respective directors, officers and employees (collectively, the “FCIB Indemnified Party(ies)”), harmless from and against any and all Losses based upon or related to the Services performed hereunder to the extent that any such Losses were caused by the gross negligence or willful misconduct of CIBC or its Affiliates in providing any of the Services rendered or to be rendered by CIBC pursuant to this Agreement. The foregoing shall constitute CIBC’s sole and exclusive monetary Liability with respect to the Services or the failure to provide the Services. Notwithstanding anything to the contrary in this Agreement, FCIB hereby waives and releases CIBC from Liability, in contract, tort or otherwise, for all Losses incurred or suffered by the FCIB Indemnified Parties, other than any Losses that are subject to indemnification under this Section 11.2.

11.3                        Disclaimer.

(a)                                 EXCEPT TO THE EXTENT RELATING TO ANY BREACH BY CIBC OF ARTICLE XII OR SECTION 6.1(d), IN NO EVENT SHALL CIBC OR ANY OF ITS AFFILIATES BE LIABLE TO FCIB INDEMNIFIED PARTIES OR ANY THIRD PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, REMOTE OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR DIMINUTION OF VALUE OR ANY SIMILAR DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE. FCIB must notify CIBC in writing of any cause of action that may arise under or in connection with the Services or this Agreement within one (1) year after such cause of action has accrued, or FCIB shall be deemed to have waived and/or withdrawn such cause of action.

(b)                                 EXCEPT TO THE EXTENT RELATING TO ANY BREACH BY FCIB OF ARTICLE XII OR SECTION 6.2(d), IN NO EVENT SHALL FCIB OR ANY FCIB GROUP MEMBER BE LIABLE TO CIBC INDEMNIFIED PARTIES OR ANY THIRD PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, REMOTE OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR DIMINUTION OF VALUE OR ANY SIMILAR DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE. CIBC must notify FCIB in writing of any cause of action that may arise under or in connection with the Services or this Agreement within one (1) year after such cause of action has accrued, or CIBC shall be deemed to have waived and/or withdrawn such cause of action.

11.4                        Maximum Liability of the Parties.

(a)                                 Notwithstanding anything else herein to the contrary:

(1)                                 Except in relation to any breach by CIBC of Article XII or Section 6.1(d) or any Liability in respect of Taxes described in Article IV, the maximum aggregate Liability of CIBC to the FCIB Indemnified Parties for any Claim asserted under or in connection with this Agreement shall not exceed and shall be limited to the compensation actually received by CIBC from FCIB for the Services with respect to which such Claim is made during the twelve (12) Months preceding the last act or omission giving rise to such Claim or, if such last act or omission occurs during the first twelve (12) Months following the Effective Date, an amount equal to ten (10) times the compensation paid for such Services in the Month preceding such last act or omission.

(2)                                 Prior to the Non-Control Date, except in relation to any breach by FCIB of Article XII or Section 6.2(d), or any Liability in respect of Taxes described in Article IV, or any failure on the part of FCIB to pay any amount owing to CIBC pursuant to this Agreement, the maximum aggregate Liability of FCIB to the CIBC Indemnified Parties for any Claim asserted under or in connection with this Agreement shall not exceed and shall be limited to the compensation actually received by CIBC from FCIB for the Services with respect to which such Claim is made during the twelve (12) Months preceding the last act or omission giving rise to such Claim or, if such last act or omission occurs during the first twelve (12) Months following the Effective Date, an amount equal to ten (10) times the compensation paid for such Services in the Month preceding such last act or omission.

(3)                                 Each Party shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and, with regard to CIBC, those of its Affiliates, and with regard to FCIB, the FCIB Group members, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party to comply fully with its obligations under this Agreement.

11.5                        Exclusive Remedy.

(a)                                 Except for any Claims seeking equitable relief in connection with the failure of CIBC to perform its covenants or agreements hereunder, the provisions of this Article XI shall be the exclusive remedies of FCIB with respect to the subject matter of this Agreement and no FCIB Indemnified Party shall be entitled to any further indemnification, contribution, recovery or other rights or Claims of any nature whatsoever in respect thereof (whether under this Agreement or under any common law theory or any Law or otherwise), all of which FCIB (for itself and on behalf of the FCIB Indemnified Parties) hereby waives. Any and all Claims, disputes or demands by FCIB Indemnified Parties in any way related to the provision of the Services under this Agreement shall be made solely by FCIB and solely against CIBC under and in accordance with the terms and conditions of this Agreement.

(b)                                 Except for any Claims seeking equitable relief in connection with the failure of FCIB to perform its covenants or agreements hereunder, the provisions of this Article XI shall be the exclusive remedies of CIBC with respect to the subject matter of this Agreement and no CIBC Indemnified Party shall be entitled to any further indemnification, contribution, recovery or other rights or Claims of any nature whatsoever in respect thereof (whether under this Agreement or under any common law theory or any Law or otherwise), all of which CIBC (for itself and on behalf of the CIBC Indemnified Parties) hereby waives. Any and all Claims, Disputes or demands by CIBC Indemnified Parties in any way related to the provision of the Services under this Agreement shall be made solely by CIBC and solely against FCIB under and in accordance with the terms and conditions of this Agreement.

11.6                        No Right to Set Off Amounts Owed.

(a)                                 Regardless of any other rights under any other agreements or Applicable Law, but subject to FCIB rights pursuant to Section 4.4, no FCIB Indemnified Party shall have the right to set off the amount of any Claim it may have under this Agreement, whether contingent or otherwise, against any amount owed by such FCIB Indemnified Party to CIBC, whether under this Agreement or otherwise.

(b)                                 Regardless of any other rights under any other agreements or Applicable Law, no CIBC Indemnified Party shall have the right to set off the amount of any Claim it may have under this Agreement, whether contingent or otherwise, against any amount owed by such CIBC Indemnified Party to FCIB, whether under this Agreement or otherwise, against any amount owed by such CIBC Indemnified Party to FCIB, whether under this Agreement or otherwise.

ARTICLE XII

CONFIDENTIALITY

12.1                        Confidentiality. A Receiving Party will:

(a)                                 not use or reproduce Confidential Information of a Disclosing Party for any purpose, other than as and to the extent expressly permitted under this Agreement or as may be reasonably necessary for carrying out the Receiving Party’s duties, responsibilities and obligations under this Agreement;

(b)                                 not disclose, provide access to, transfer or otherwise make available any Confidential Information of a Disclosing Party other than for the sole purpose of carrying out the Receiving Party’s duties, responsibilities and obligations under this Agreement; and

(c)                                  use reasonable efforts to maintain the confidentiality and security of all Confidential Information of the other Party that the Receiving Party Handles, which efforts shall be no less than those the Receiving Party uses in relation to its own Confidential Information.

12.2                        Permitted Disclosure. A Receiving Party may only disclose Confidential Information of a Disclosing Party:

(a)                                 with prior express written consent of the Disclosing Party;

(b)                                 if and to the extent required by a Governmental or Regulatory Authority or otherwise as required by Applicable Laws, provided that the Receiving Party must first give notice to the Disclosing Party of such required disclosure (except where prohibited by Applicable Laws from doing so). Following receipt of such notice, the Receiving Party must, to the extent permitted by Applicable Laws, afford the Disclosing Party a reasonable opportunity to, at the Disclosing Party’s own sole cost and expense, to take such steps as it desires to challenge or contest such disclosure or seek a protective order. Thereafter, the Receiving Party may disclose the Confidential Information, but only to the extent required by Applicable Laws and subject to any protective order that applies to such disclosure;

(c)                                  In the event that either Party is required to disclose co-mingled Confidential Information as contemplated in Section 12.2(b), the Parties will work together in good faith to determine an appropriate response to such requirement, including by promptly designating the appropriate individuals to coordinate such assessment and working together to identify any co-mingled Confidential Information of the Parties and discussing a reasonable manner to redact or separate such co-mingled Confidential Information.

(d)                                 to Representatives of the Receiving Party, if and to the extent that such persons need to know such Confidential Information for the purposes of this Agreement and on the condition that such persons are subject to confidentiality provisions consistent with those provided for under this Article XII.

12.3                        Return of Confidential Information. Subject to the Parties’ respective record retention policies, the Parties will, at all times and upon the expiration or termination of this Agreement, promptly follow any instructions provided by the Disclosing Party for the return or destruction of Confidential Information of the Disclosing Party.  Without limiting the foregoing, promptly following the expiration or termination of any Service hereunder, the Receiving Party will return or destroy, as directed by the Disclosing Party, any Confidential Information of such Disclosing Party relating specifically to such expired or terminated Service.

12.4                        [Intentionally Deleted]

12.5                        Systems Security and Breach Notification.

(a)                                 If any Party or with regard to CIBC, its Affiliates, or with regard to FCIB, other FCIB Group members (as the case may be, an “Accessing Party”) has or is given access to the computer system(s), facilities, networks (including voice or data networks) or software (collectively, “Systems”) used by the other Party or with regard to CIBC, its Affiliates, and with regard to FCIB, other FCIB Group members (as the case may be, a “Granting Party”) in connection with the provision of the Services, the Accessing Party shall comply with the Granting Party’s written information security regulations (including any policies, procedures, requirements and instructions) as amended from time to time by the Granting Party, which shall be provided by the Granting Party upon execution of this Agreement and prior to the Accessing Party being granted access to the Granting Party’s Systems, and on amendment by the Granting Party as applicable.

(b)                                 The Accessing Party will not tamper with, compromise or circumvent any security or audit measures employed by the Granting Party. The Accessing Party shall (i) permit only those of its personnel who are specifically authorized by the Granting Party to access the Granting Party’s Systems and (ii) prohibit its personnel from permitting or causing the unauthorized destruction, alteration or loss of information (including Information), contained in the Granting Party’s Systems. In addition, a material failure to comply with the Granting Party’s security regulations shall be a breach of this Agreement, and the Parties shall work together in good faith to rectify any such failure to comply with the Granting Party’s security regulations.

(c)                                  The Accessing Party represents, warrants and covenants to the Granting Party that all software code, any related deliverables and any data, (including Personal Data), or information, (including Information), input into any Systems in connection with the Services does not and will not contain any program, routine, device, code, instructions (including any code or instructions provided by third parties) or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, spyware, bug, error, defect or trap door, that is capable of (or has the effect of allowing any untrusted party to be capable of) accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming the Services or any of the Granting Party’s Systems, data, (including Personal Data), or other electronically stored information, (including Information), (collectively, “Disabling Procedures”).

(d)                                 Notwithstanding any other limitations in this Agreement, each Accessing Party agrees to promptly notify the Granting Party immediately upon discovery of any Disabling Procedures that are or reasonably suspected to be included in the Services or related deliverables, and if Disabling Procedures are discovered or reasonably suspected to be present therein, the Accessing Party shall promptly take all actions reasonably necessary, at its own expense, to identify and eradicate (or equip the Granting Party to identify and eradicate) such Disabling Procedures and carry out any recovery necessary to remedy any adverse impact of such Disabling Procedures.

(e)                                  In the event the Receiving Party has access to, control over, or custody of Confidential Information of the Disclosing Party comprising Personal Data, the Receiving Party shall establish and maintain for the duration of the Term or the duration of its access to the Personal Data, policies and procedures consistent with reasonable practice within the financial industry to protect Personal Data. Such policies and procedures shall include administrative, technical and physical safeguards that are commensurate with the scope of the Services and/or the sensitivity of the Personal Data shared by the Disclosing Party under this Agreement.

(f)                                   The Receiving Party shall notify the Disclosing Party within two (2) Business Days (or such shorter time as required by Applicable Law) of any incident where Confidential Information or Personal Data controlled by or located within the paper or physical files, networks, drives, cloud based solutions or other storage media or mechanism of the Receiving Party that compromises the security, confidentiality or integrity of the Disclosing Party’s Confidential Information or Personal Data (a “Security Breach”). Upon learning of any Security Breach, the Receiving Party will promptly investigate and remediate such Security Breach, and provide written updates and information regarding said investigation and remediation to the Disclosing Party on a timely and regular basis, including information sufficient to permit the Disclosing Party to understand the type of information involved, the mechanism through which the security, confidentiality and integrity of the Disclosing Party’s information was comprised and to determine whether notice to any affected individuals, corporations or groups is required. The Parties further agree to coordinate in good faith on developing the content of any public statements related to the Security Breach, and on the content of any notice required to given to affected individuals or Governmental or Regulatory Authorities under one or more Data Protection Laws.

(g)                                  If at any time the Granting Party determines that any personnel of the Accessing Party (and, in the case of CIBC, Personnel of CIBC) has sought to circumvent or has circumvented the Granting Party’s security regulations or other security or audit measures or that any personnel of the Accessing Party has permitted or caused an unauthorized person to access or have access to the Granting Party’s Systems, including by engaging in activities that may lead to a Security Breach, the Granting Party may immediately terminate any such person’s access to the Systems and, if such person’s access is terminated, shall immediately notify the Accessing Party.

ARTICLE XIII

GOVERNING LAW AND DISPUTE RESOLUTION

13.1                        Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario, without regard to conflicts of law principles that would apply a different body of law. For the purpose of all legal proceedings, this Agreement will be deemed to have been made and performed in the Province of Ontario and the courts of the Province of Ontario will have exclusive jurisdiction to entertain any Action arising under this Agreement.

13.2                        Jurisdiction. The Parties attorn to the jurisdiction of the courts of the Province of Ontario with respect to any matter regarding the interpretation and application of this Agreement, and all Disputes arising under or in connection with this Agreement.

13.3                        Dispute. Subject to Article III, any Disputes arising in connection with this Agreement shall be resolved in good faith and amicably between the Parties. If the Parties are unable to resolve a Dispute within twenty-one (21) days of notification in writing by either Party to the other Party of such Dispute, then either Party may submit the Dispute to the Courts of the Province of Ontario. Subject to Article III, each Party agrees to continue the performance of its obligations hereunder while a Dispute is pending.

ARTICLE XIV

SUBCONTRACTING

14.1                        Subcontracting. Except as provided in the Schedules, CIBC shall not subcontract the whole or substantially the whole of the Services that are designated on the applicable Schedule in respect thereof as material for regulatory purposes without the prior written consent of FCIB, which shall not be unreasonably withheld. Prior to providing its written consent, FCIB shall be responsible for and shall obtain all required regulatory approvals, if any. CIBC shall use commercially reasonable efforts to assist FCIB in obtaining such required regulatory approvals, if any.

14.2                        Notice. Subject to Section 14.1 above, CIBC shall notify FCIB in writing of the name and business address of any subcontractor not identified in an applicable Schedule that CIBC intends to use to perform its obligations under this Agreement in accordance with Section 14.1 hereof at least ninety (90) days prior to the date the said subcontractor is to begin to perform those obligations.

ARTICLE XV

INSURANCE

15.1                        Insurance. For the duration of this Agreement, CIBC at its sole expense shall provide and maintain the insurance coverage set out in Section 15.2 in respect of the Services performed pursuant to this Agreement and such insurance as will protect with regard to CIBC, CIBC and its Affiliates, and with regard to FCIB, FCIB and FCIB Group members and their respective officers, employees, and agents from Claims which may arise from the Services performed under this Agreement by CIBC, a member of the CIBC group of companies, a subcontractor or Third-Party Provider or by anyone directly or indirectly employed by any of them, or by anyone for whose acts in relation to the Services CIBC may be liable.

15.2                        Coverage. The insurance coverage required pursuant to Section 15.1 is as follows:

(a)                                 Workers’ Compensation Insurance or Workplace Safety & Insurance coverage with the applicable Provincial Workplace Safety & Insurance Board or Employer’s Legal Liability for all CIBC personnel working in Canada or deployed to provide the Services in the Caribbean Region;

(b)                                 Commercial Crime insurance or Financial Institution Bond, for loss or damage arising out of or in connection with fraudulent or dishonest acts committed by CIBC personnel, acting alone or in collusion with others, including the property and funds of others (including FCIB) in their possession, care, custody or control, with a minimum limit per loss of not less than five million dollars ($5,000,000); and

(c)                                  Professional Liability insurance, covering the liability for financial loss due to any wrongful act of CIBC in the delivery of the Services including any fraud, misrepresentation, misstatement, error or omission in an amount not less than five million dollars ($5,000,000), including network security and privacy liability.

15.3                        Self-Manage. Notwithstanding anything to the contrary in this Agreement, CIBC may, in lieu of maintaining the insurance coverage described in Section 15.2, self-manage against all or any portion of those risks that would otherwise be covered by the policies set out in Section 15.2.

ARTICLE XVI

INTELLECTUAL PROPERTY RIGHTS

16.1                        Ownership of Intellectual Property. Neither Party shall acquire any right, title or interest in or to any intellectual property rights of the other Party pursuant to this Agreement, except as provided for in this Agreement.

16.2                        CIBC Property. As between FCIB and CIBC, CIBC will exclusively own and retain all title, ownership rights and intellectual property rights including, patents, copyrights and trade secrets in or to all Software, operating processes and procedures, software configuration parameters, macro scripts, engineering records and designs, and any modifications or translations thereof developed or created by CIBC or its Affiliates or jointly with FCIB or FCIB Group members, or employees of any of them, in connection with performance or receipt of the Services. For greater certainty, CIBC’s rights in Software include those in both the source code and object code forms, the final version as well as all intermediate versions of the Software and all routines and subroutines, as well as all program materials, flowcharts, notes, outlines, work papers and the like, whether or not protected by copyright, which have been developed by CIBC or its Affiliates or jointly with FCIB or FCIB Group members, or employees of any of them, in the course of performing the Services. CIBC’s rights in the Software constitute Confidential Information and will be treated by FCIB and FCIB Group members in accordance with the provisions of Article XII of this Agreement. FCIB will not, and will ensure FCIB Group members and their employees and contractors do not, copy, modify, translate, disassemble, or create derivative works based on the Software or distribute, access, decompile, reverse engineer, decrypt, or disassemble any Software to access, view, create or derive the source code of any Software for the purpose of reselling, assigning or otherwise transferring any or all of the Software. This provision is not intended to restrict FCIB and FCIB Group members from accessing or revising HTML text of any Software for the purpose of maintaining, upgrading, or porting.

16.3                        Software License. Subject to Section 2.5(b), CIBC grants to each FCIB Group member a royalty-free, non-exclusive, non-transferable, non-assignable license to use any Software owned by CIBC that such FCIB Group member used and was authorized to use prior to the Effective Date, solely for such FCIB Group member’s own internal use in connection with its receipt of the Services under this Agreement. Without limiting Section 2.5(b), any use by FCIB Group members contemplated by the Schedules of Software that is licensed to CIBC or its Affiliates by third parties shall be subject in all respects to the terms, conditions and limitations of such license and any agreement with such third party in respect thereof.  In the event that any such use of such third party Software contemplated by the Schedules is no longer permitted pursuant to such license or agreement with such third party, CIBC shall use commercially reasonable efforts to assist FCIB in making alternate arrangements with such third party to permit such use or to obtain rights to alternative Software, provided that any such alternative arrangements or rights shall be at FCIB’s sole cost and expense.

16.4                        Content. All rights, title and interest in the Content, if created by CIBC pursuant to the Services, are and will be owned by FCIB and CIBC hereby assigns all copyrights and other intellectual property rights in such content to FCIB. All Content licensed from FCIB or third parties will remain the property of FCIB or the third party licensor, as the case may be.

16.5                        Content License. To the extent that the Content includes any computer program or other material that was created by or for CIBC prior to the date of the ICAs (“Pre-existing Content”), then CIBC will retain ownership of the Pre-existing Content and CIBC grants to FCIB a perpetual, royalty-free, non-exclusive, non-transferable, non-assignable license to use the Pre-existing Content, solely for the purpose of receiving the Services in accordance with this Agreement.

16.6                        Residual Information. Except for the rights and licenses expressly confirmed and granted by this Agreement, nothing in this Agreement or any course of dealing between the Parties will be deemed to create a license from one Party to the other Party of any intellectual property right, whether by estoppel, implication or otherwise. For greater certainty, nothing in this Agreement will have the effect of (a) precluding CIBC from utilizing any general skills and experience gained in carrying out its obligations under this Agreement which CIBC could have reasonably been expected to acquire in similar engagements by other companies; or (b) precluding CIBC from developing for, or licensing to, third party software or solutions to the extent that such software or solutions, at the time of such development or license, are similar to software or solutions which are publicly or commercially available through no breach by CIBC of its obligations under this Agreement.

16.7                        CIBC Policies. FCIB shall be permitted during the Term of this Agreement to utilize the text of CIBC policies provided to FCIB by CIBC in the creation of FCIB policies based on such CIBC policies, for internal use by FCIB Group members, provided that FCIB first removes any references to CIBC or CIBC Affiliates other than in a third party capacity (e.g., as a shareholder or counterparty of FCIB).  CIBC grants to FCIB a perpetual, royalty-free, non-transferable, non-assignable license to use the FCIB policies derived by FCIB from CIBC policies in accordance with the foregoing.

16.8                        Ownership of FCIB Data. CIBC acknowledges that all data generated by FCIB Group members, including information regarding clients of FCIB Group (in their capacity as such), is the Confidential Information of FCIB Group.

16.9                        Cooperation in Securing Rights. FCIB will cooperate in good faith with CIBC for the purpose of securing and protecting the intellectual property rights in the Software as specified in this Article XVI, at CIBC’s sole cost and expense.

ARTICLE XVII

RIGHTS AND OBLIGATIONS WITH RESPECT TO REGULATORS

17.1                        Changes Required by Regulator. The Parties acknowledge that a Caribbean Banking Regulator may require changes to how the Services are to be performed. If changes are so required, the Parties will promptly discuss in good faith mutually acceptable amendments to the Agreement, Appendices and/or Schedule(s) that would address such requested changes, and the Parties shall work together in good faith to enter into a written amendment to amend the Agreement, Appendices and/or Schedule(s); provided however, that any such amendment shall require the mutual agreement of the Parties.

ARTICLE XVIII

MISCELLANEOUS

18.1                        Interpretation. In this Agreement, unless the context provides otherwise, a reference to:

(a)                                 the singular includes the plural and vice versa;

(b)                                 one gender includes the other gender and the neuter;

(c)                                  include and including shall be interpreted without limitation, irrespective of whether certain instances of those words expressly state “without limitation” and other instances do not;

(d)                                 general words shall not be given a restrictive meaning because they are preceded or followed by specific examples intended to fall within the meaning of those general words;

(e)                                  “will” and “shall” mean “must; and

(f)                                   right and obligations of FCIB will be deemed to include references to each member of the FCIB Group.

18.2                        Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either of the Parties.

18.3                        Entire Agreement. This Agreement restates the ICAs and constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and cancels and supersedes any other understandings and agreements between the Parties with respect to such subject matter, whether written or oral, and whether made prior to or during the Term. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set out in this Agreement.

18.4                        Currency. All of the dollar amounts mentioned in this Agreement or in the Appendices and Schedules, and all payments to be made hereunder, will be in Canadian funds, unless specifically denominated.

18.5                        Delay. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period will be excluded. If the day on which such delay expires is not a Business Day then the delay will be extended to the next following Business Day.

18.6                        Appendices and Schedules. The appendices attached to this Agreement from time to time by the agreement of the Parties (“Appendices”) and the Schedules are incorporated in this Agreement by reference and form a part hereof.

18.7                        Conflicts of Interest. Neither this Agreement nor any transaction entered into pursuant to this Agreement will be invalidated or in any way affected by the fact that directors, officers, agents or shareholders of FCIB or FCIB Group members are or may be interested in CIBC as directors, officers, agents, shareholders or otherwise; that directors, officers, agents or shareholders of CIBC are or may be interested in FCIB or FCIB Group members as directors, officers, shareholders or otherwise; or that CIBC is or may be interested in FCIB or FCIB Group as a shareholder, directly or indirectly, or otherwise.

18.8                        Amendment. Except as otherwise expressly permitted or specified in this Agreement, this Agreement will not be amended or supplemented except by a mutual written agreement that (a) is signed by the authorized signing officer(s) of each of the Parties; and (b) expressly states that it is intended to amend or supplement, as the case may be, this Agreement.

18.9                        Assignment. Neither Party may assign its rights or obligations under or transfer any of its interest in this Agreement, without the prior consent of the other Party, which consent may be arbitrarily withheld, in each Party’s discretion. Any attempt to so assign or transfer is null and void.

18.10                 Binding Effect. This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

18.11                 Waiver. No waiver of any right or obligation or any remedy for breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the authorized signing officer(s) of the Party purporting to give the same and, unless otherwise provided, will be limited to the specific right, obligation or breach waived. The failure of any Party at any time to require performance by the other Party of any provision of this Agreement will not affect in any way the full right to require such performance at any subsequent time; nor will a waiver by any Party of a breach of any provision of this Agreement be taken or held to be a waiver of the provision itself. Consummation of the transactions contemplated in this Agreement will not be deemed a waiver of a claim for breach of or inaccuracy in any representation, warranty or covenant or of any Party’s rights and remedies with regard to such claim.

18.12                 Notices. Any notice or other communications required or permitted to be given under this Agreement must be in writing and must be delivered either by personal delivery, mail, or similar telecommunications device, return receipt requested, and addressed as follows:

(a)                                 in the case of CIBC, to:

SVP Retail Operations & Intria
155 Britannia Road East

Mississauga, Ontario, Canada, L4Z 4B7

Telephone: 416-258-5955

with a copy to:

Frank Vivacqua

Assistant General Counsel
Commerce Court
Toronto, Ontario, Canada, M5L 1A2
Telephone: 416-304-4498
Email: Frank.Vivacqua@CIBC.com

(b)                                 in the case of FCIB, to:

Chief Information Officer
FirstCaribbean International Bank Limited
Head Office, Warrens, St. Michaels, Barbados
Telephone: (246) 467-3398

Email: esan.peters@cibcfcib.com

with a copy to:

FirstCaribbean International Bank Limited

Head Office, Warrens

St. Michael, Barbados

Attention: General Counsel

Email: legalbds@cibcfcib.com

All such notices and other communications, when given in accordance with this Section 18.12, will be effective (i) if personally delivered, upon delivery; (ii) if mailed, on the fifth day after such communication is deposited in the mail; (iii) if faxed, on the next working day after transmission (in the case of fax messages) but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all the pages were successfully transmitted. Any notice which is mailed will be sent by certified or registered mail, return receipt requested, postage prepaid. An address may be modified by written notice to the other Party.

18.13                 Independent Contractor. The Parties have entered into this arms-length independent contract for the rendering of Services by CIBC to FCIB and agree that CIBC’s employees and agents are not the employees of FCIB. In no event will CIBC’s employees be considered employees of FCIB. This Agreement will not be deemed to constitute or create any partnership, joint venture, master-servant, or employer-employee relationship between the Parties. The Parties will remain at all times independent contractors.

18.14                 Non-Exclusivity. The Services to be provided by CIBC under this Agreement are not exclusive to FCIB and nothing in this Agreement will prevent CIBC or any of its Affiliates from providing or continuing to provide similar services to others or from engaging in other activities.

18.15                 Further Assurances. Each Party upon the request of the other Party will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated in this Agreement.

18.16                 Expenses. Save as otherwise set out in this Agreement, each Party will bear and pay its own costs, expenses and fees (including, without limitation, legal counsel and accounting fees and disbursements) incurred in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated in this Agreement.

18.17                 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed will be deemed an original and such counterparts together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above mentioned.

FIRSTCARIBBEAN INTERNATIONAL BANK LIMITED

By:
Name:
Title:

By:
Name:
Title:

CANADIAN IMPERIAL BANK OF COMMERCE

By:
Name:
Title:

APPENDIX A

Continuing Arrangements

(a)                                 Provided by CIBC without formal terms and conditions:

(i)                                     Wholesale & Corporate banking services.

(b)                                 Provided in accordance with the existing arrangements between the Parties:

(i)                                     ABM DCC Operating Agreement dated as of August 30, 2014.

(ii)                                  CIBC FX Conversion Service to the Caribbean Operating Agreement, dated as of November 11, 2014.

(iii)                               CIBC Global Banking & Trade Solutions, FCIB Clearing Arrangements  (Exotic Currencies), dated as of April 29, 2010.

(iv)                              CIBC Terms and Conditions Prepared for FirstCaribbean International Bank, dated as of October, 2012 relating to foreign currency clearing services.

(v)                                 Standby Letters of Credit, Documentary Letters of Credit and Inward Letters of Credit

(vi)                              Wealth Management Services — sub advisory services to Investment Funds (including PCF, Axiom & GTAA); Provided pursuant to multiple sub-advisory agreements;

(vii)                           Wealth Management Services — sub advisory services to segregated client accounts (Cayman); Agreements: “Investment Sub-Advisor Agreement” & Fee Schedule to the Investment Sub-Advisory Agreement” both dated 15 June, 2016

(viii)                        Wealth Management Services — sub advisory and administrative services to segregated client accounts using portfolio models for Cayman; Agreement “Advisory and Administrative Services Agreement” dated 8 Oct, 2008.

(ix)                              Wealth Management Services — sub advisory services for portfolio models (Curacao); Agreement “Sub-Advisory Agreement” dated 1 Aug, 2007

APPENDIX B

FCIB Service Arrangements

(a)                                 Arrangements between FCIB and CIBC Cayman Bank Limited (“CayBank”), including pursuant to the Technology Support Services Agreement, dated March 1, 2017, between FCIB and CayBank (“TSSA”).  In respect of this arrangements:

(i)                                     CIBC and FCIB to jointly develop detailed plan to repatriate application support and service hosting by October 31, 2019;

(ii)                                  CIBC will repatriate application support and server hosting for CayBank by October 31, 2019; and

(iii)                               CIBC and FCIB will terminate the TSSA by October 31, 2019.

(iv)                              CIBC and FCIB will cooperate to remove CayBank employees from FCIB Pension Plan and arrange alternative by October 31, 2019;

(v)                                 CIBC and FCIB will cooperate to remove CayBank employees from FCIB’s Health Care Provider and Life Insurance provider arrangements and arrange alternative by October 31, 2019; and

(vi)                              CIBC and FCIB will cooperate to remove CayBank employees from FCIB’s payroll services and arrange alternative by October 31, 2019.

(b)                                 Arrangements between FCIB and CIBC Reinsurance Company Ltd. (“CIBC Re”), including pursuant to the Agreement, dated March 7, 2017, between FCIB and CIBC Re.  In respect of these arrangements:

(i)                                     CIBC and FCIB will cooperate to discontinue and find an alternative for technical support by October 31, 2019;

(ii)                                  CIBC and FCIB will cooperate to discontinue and find an alternative for legal & compliance Support by October 31, 2019;

(iii)                               CIBC and FCIB will cooperate to discontinue and find an alternative for HR and Pension Plan Support by October 31, 2019:

•                  FCIB Pension Plan —  CIBC Re will remain a participating employer for a transition period;

•                  FCIB Healthcare Provider and Life Insurance — CIBC Re employees will remain covered for a transition period; and

•                  FCIB payroll services will continue for a transition period;

(iv)                              CIBC and FCIB will cooperate to convert premises support to an independent/arms length commercial lease by October 31, 2019; and

(v)                                 CIBC and FCIB will terminate all arrangements and agreements between FCIB and CIBC Re by October 31, 2019.

(c)                                  Arrangements between FCIB and CIBC Bank and Trust (“TrustCo”).  In respect of these arrangements:

(i)                                     CIBC and FCIB to ensure TrustCo company staff in Bahamas and Cayman are able to access FCIB intranet / network by October 31, 2018.

(ii)                                  CIBC and FCIB will cooperate to eliminate use of the following systems by TrustCo employees by October 31, 2019:

•                  employee data (myHR system)

•                  anniversaries program (vendor agreement with Rideau)

•                  annual CMTT

•                  annual bonus compensation administration (myComp)

•                  HR Contact Centre support for myHR system;

(iii)                               FCIB to move TrustCo staff out of CIBC premises and into FCIB premises in Cayman by December 31, 2018;

(iv)                              CIBC and FCIB will cooperate to transition TrustCo staff to FCIB ESPP by October 31, 2018;

(v)                                 CIBC and FCIB will cooperate to ensure that any ongoing relationship between the Trust Pension plan and CIBC Asset Management is on a normal commercial basis by October 31, 2019 should the Trust Pension wish to retain CIBC Asset Management as the investment manager for the plan.

(vi)                              CIBC and FCIB will cooperate to convert TrustCo staff from CIBC compensation plans to FCIB Compensation plans by October 31, 2018; and

(vii)                           CIBC and FCIB will cooperate to terminate all arrangements or agreements between TrustCo and CIBC by October 31, 2019.

(d)                                 In respect of additional HR-related arrangements:

a.                                      CIBC and FCIB will cooperate to come to an agreement on handling of all expat assignments by October 31, 2018:

i.                                          Confirm Global Mobility support for CIBC employees/executives on assignment at FCIB; and

b.                                      CIBC and FCIB will cooperate to discontinue Ad-hoc HR business partner support to FCIB Head of HR when CIBC interest falls below the Regulatory Control point; and

c.                                       CIBC and FCIB will cooperate to discontinue MRCC reviews of compensation and risk for FCIB key roles (CEO, COO, CFO, CRO) following the Non-Control Date.